UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 11, 2005

ArQule, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-21429	04-3221586
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

19 Presidential Way, Woburn, Massachusetts		01801
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	781-994-0375

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

In connection with settlement of the lawsuit referred to below in Item 8.01, on October 11, 2005, ArQule, Inc. (the "Company") and Cummings Properties, LLC ("Cummings") agreed to terminate a lease of approximately 35,500 square feet of laboratory and office space in Medford, Massachusetts. The lease, which was scheduled to expire on July 30, 2006, will terminate on October 31, 2005. The Company will not incur any material lease termination penalties.

Item 8.01 Other Events.

On January 16, 2002, the Company brought a complaint in the Superior Court of Middlesex County in the Commonwealth of Massachusetts for declaratory relief and damages against Cummings arising from a dispute over increased lease rates. On October 11, 2005, the parties agreed to settle the lawsuit and file with the Court a stipulation of dismissal of the lawsuit with prejudice.

In exchange for Cummings forgiving a portion of the rental payment obligations for the period from November 1, 2005 through July 30, 2006, the Company assigned its sublease rent payments during that period to Cummings and guaranteed those payments. The total amount of those payments is approximately $0.3 million. As a result of this settlement, the Company will save approximately $0.6 million in rental payments.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 -- Lease Agreement, dated December 20, 1996 between the Company and Cummings Property Management, Inc. Filed as Exhibit 10.22 to the Company's Registration Statement on Form S-1 (File No. 333-22945) and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ArQule, Inc.

October 17, 2005	By:	Louise A. Mawhinney

Name: Louise A. Mawhinney
Title: Vice President, Chief Financial Officer, Treasurer and Secretary